Exhibit 99

AMERICANWEST BANCORPORATION

CONTACT:	Wes Colley	President and CEO
	C. Tim Cassels	Vice President and CFO (509)467-6339

NEWS RELEASE

AmericanWest Bancorporation Announces New Chairman of the Board

SPOKANE, Wash.—(BUSINESS WIRE)—May 28, 2003—The Board of Directors of AmericanWest Bancorporation (Nasdaq: AWBC) announced the appointment of Donald H. Swartz, II as Chairman of the Board for AmericanWest Bancorporation. Mr. Swartz replaces Mr. Keith P. Sattler who resigned to focus on other business interests.

“I look forward to continuing to serve our shareholders in this new position” said Mr. Swartz.

Swartz has been a director for AmericanWest Bancorporation since 1998, and is currently the President of J&M Electric, Inc.

AmericanWest Bancorporation is a community bank holding company with a single community bank subsidiary, AmericanWest Bank, which operates 47 offices – 40 in Central and Eastern Washington and 7 in Northern Idaho.